Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO 80211

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to Schumacher & Associates, Inc. under the section “Changes in and Disagreements with Accountants” in the Amendment No. 3 to Registration Statement on Form S-1 for China Green Agriculture, Inc, and to the use of our letter dated January 29, 2008 that was attached as Exhibit 16.1 to the Current Report on Form 8-K, which the Company filed with the Commission on February 1, 2008.

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
Denver, Colorado

June 27, 2008